Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
David Morimoto	Wayne Kirihara
SVP & Treasurer	SVP & Chief Marketing Officer
(808) 544-3627	(808) 544-3687
david.morimoto@centralpacificbank.com	wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC BANK NAMES WILSON CHIEF CREDIT OFFICER

HONOLULU, HI February 16, 2011 — Central Pacific Bank (CPB), subsidiary of Central Pacific Financial Corp. (NYSE: CPF), announced today the appointment of William “Bill” Wilson as its Chief Credit Officer. Wilson joined CPB in June of 2010 as Executive Vice President, Special Credits, with 15 years of U.S. and international experience in credit risk management in public and private companies, as well as 14 years of credit and lending experience at a major international financial institution.

“Under Bill’s leadership, we have significantly improved our asset quality and reduced our credit risk exposure,” said John C. Dean, Executive Chairman of Central Pacific Bank.  “In his new position, he will continue to oversee those efforts and help us develop and execute our long-term strategies for quality loan growth.”

As Chief Credit Officer, Wilson leads and oversees the credit administration, underwriting, risk management, and special credits functions for Central Pacific Bank, and all aspects relating to the bank’s credit risk standards, objectives and regulatory requirements.

Wilson began his banking career in San Francisco as an International Banking Officer for Westpac Banking Corporation, Australia’s first and largest bank. He was promoted to Vice President and assigned to Sydney as a team leader in the Corporate Banking Division. In this position, Bill managed a relationship team that was responsible for a $630 million loan portfolio of major Australian corporate banking relationships, including two large property groups.  He was later named National Senior Credit Manager for the Corporate Banking Division.

When Westpac formed the Asset Management Group, Wilson was promoted to Senior Vice President and Chief Manager to head a new division created to manage all of Westpac’s special assets.

After leaving Westpac, Wilson co-founded Drexel Oceania, an international merchant bank engaged in capital raising and financial advisory work for companies and financial institutions in North America, Asia and Australia.  Prior to joining Central Pacific Bank, Wilson assumed various interim CFO and COO positions for domestic and international public and private corporations undergoing transition.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with $3.9 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 34 branches, 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii. For additional information, please visit the Company’s website at http://www.centralpacificbank.com.